As filed with the Securities and Exchange Commission on June 11, 1999
                                                      Registration No. 333-79705
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 EXACTECH, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 FLORIDA                                  59-2603930
    -------------------------------                   -------------------
       (State or Other Jurisdiction                    (I.R.S. Employer
    of Incorporation or Organization)                 Identification No.)

                              2320 N.W. 66TH COURT
                           GAINESVILLE, FLORIDA 32653
                                 (352) 377-1140
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                -----------------

                                TIMOTHY J. SEESE
                                    PRESIDENT
                              2320 N.W. 66TH COURT
                           GAINESVILLE, FLORIDA 32653
                                 (352) 377-1140
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                          Copies of communications to:
                               FERN S. WATTS, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               -------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  PROPOSED            PROPOSED
                                                                                  MAXIMUM              MAXIMUM            AMOUNT OF
                  TITLE OF EACH CLASS OF                    AMOUNT TO BE      AGGREGATE PRICE         AGGREGATE         REGISTRATION
                SECURITIES TO BE REGISTERED                  REGISTERED          PER UNIT(1)      OFFERING PRICE(1)         FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..........................     198,254 shares          11.375           2,255,139.25         626.93
------------------------------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457 under the Securities Act of 1933, as amended, for the purpose of calculating the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS


                                 EXACTECH, INC.


                         198,254 SHARES OF COMMON STOCK

                                 ---------------

         The selling shareholders are offering 198,254 shares of our common stock under this prospectus. The shares of common stock offered constitute shares issuable upon the exercise of (1) warrants originally issued by us to the underwriter of our initial public offering, (2) warrants issued by us to a shareholder in connection with the purchase of certain software, (3) warrants issued by us in connection with our Series A Preferred Stock and (4) warrants issued by us in connection with our 8% Debentures.


         Our common stock trades on the Nasdaq National Market under the symbol "EXAC." On June 9, 1999, the closing price of one share of common stock on the Nasdaq National Market was $12.625


         The selling shareholders may offer the shares of common stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or to or through agents, dealers or underwriters. We will not receive any proceeds from the sale of the shares by the selling shareholders.

                                 ---------------

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 IN THIS PROSPECTUS.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SHARES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


              The date of this Prospectus is _____________, 1999.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission Registration Fee.............    $     654.49
Legal Fees and Expenses.........................................    $   5,000.00
Accounting Fees and Expenses....................................    $   2,000.00
Printing and Engraving Expenses.................................    $   2,500.00
Registrar and Transfer Agents Fees and Expenses.................    $   2,000.00
Miscellaneous...................................................    $   2,845.51
                                                                    ------------
    Total.......................................................    $  15,000.00
                                                                    ============

         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter. The Registrant has entered into an agreement with each of its directors and certain of its officers wherein it has agreed or will agree to indemnify each of them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


ITEM 16.     EXHIBITS

  EXHIBIT
  NUMBER            DESCRIPTION
  ------    -------------------------------------------------------------

    5.1      Opinion of Greenberg Traurig, P.A.
   23.1      Consent of Deloitte & Touche LLP.
   23.2      Consent of Greenberg Traurig, P.A. (to be included in Exhibit 5.1)


ITEM 17.     UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arisingafter the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof, and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on June 11, 1999.


                                 EXACTECH, INC.

                                 By: /s/ WILLIAM PETTY, M.D.
                                    --------------------------------------------
                                    William Petty, M.D.
                                    Chairman of the Board and Chief Executive
                                    Officer


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this Amendment No. 1 to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


    SIGNATURE                                 TITLE                             DATE
    ---------                                 -----                             ----

/s/ WILLIAM PETTY, M.D.
----------------------------          Chairman of the Board and             June 11, 1999
William Petty, M.D.                    Chief Executive Officer
                                   (principal executive officer)

/s/ TIMOTHY J. SEESE             President, Chief Operating Officer         June 11, 1999
----------------------------                and Director
Timothy J. Seese

/s/ JOEL C. PHILLIPS                   Chief Financial Officer              June 11, 1999
----------------------------      (principal financial officer and
Joel C. Phillips                    principal accounting officer)

/s/ GARY J. MILLER, PH.D.
----------------------------         Vice President and Director            June 11, 1999
Gary J. Miller, Ph.D.

/s/ R. WYNN KEARNEY, JR., M.D.
------------------------------               Director                       June 11, 1999
R. Wynn Kearney, Jr., M.D.

/s/ E. RONALD PICKARD
----------------------------                 Director                       June 11, 1999
E. Ronald Pickard

/s/ PAUL METTS
----------------------------                 Director                       June 11, 1999
Paul Metts

                                      II-3

                                  EXHIBIT INDEX



    EXHIBIT                       DESCRIPTION
   ---------                    ---------------
      5.1            Opinion of Greenberg Traurig, P.A.

     23.1            Consent of Deloitte & Touche LLP